Universal Processing Services of Wisconsin, LLC (A Limited Liability Company) and Subsidiary Financial Statements Year Ended December 31, 2017

Universal Processing Services of Wisconsin, LLC and Subsidiary Index Year Ended December 31, 2017 Pages Financial Statements Balance Sheet ................................................................................................................................................ 1 Statement of Income ..................................................................................................................................... 2 Statement of Changes in Member’s Deficit .................................................................................................. 3 Statement of Cash Flows .............................................................................................................................. 4 Notes to Financial Statements .................................................................................................................. 5-12

Universal Processing Services of Wisconsin, LLC and Subsidiary Balance Sheet December 31, 2017 Assets Current Assets: Cash $ 14,066,253 Accounts receivable 2,695,154 Prepaid expenses and other current assets 172,236 Inventory 71,780 Total current assets 17,005,423 Fixed assets, net 425,621 Customer merchant accounts, net 760,011 Restricted cash 498,220 Due from related parties 103,460 Notes receivable - related party 6,110,001 Goodwill 1,908,495 Total assets $ 26,811,231 Liabilities and Member's Deficit Liabilities: Current Liabilities: Accounts payable and accrued expenses $ 1,834,704 Residuals payable 903,690 Due to related parties 585,939 Chargeback reserves 782,908 Total current liabilities 4,107,241 Bank note payable, net of deferred financing costs 29,856,879 Total liabilities 33,964,120 Commitments and contingencies (Note 9) Member's deficit (7,152,889) Total liabilities and member's deficit $ 26,811,231 See notes to financial statements. 1

Universal Processing Services of Wisconsin, LLC and Subsidiary Statement of Income Year Ended December 31, 2017 Revenue: Electronic payment processing $ 111,271,839 Expenses: Electronic payment processing costs 91,087,057 Electronic payment processing costs - related parties 4,374,094 Salaries and benefits 4,964,662 Professional fees 441,012 Depreciation and amortization 707,883 Other general and administrative costs 1,099,876 Total expenses 102,674,584 Income from operations 8,597,255 Interest expense (2,065,729) Interest income - related party 588,922 Interest expense, net (1,476,807) Net income $ 7,120,448 See notes to financial statements. 2

Universal Processing Services of Wisconsin, LLC and Subsidiary Statement of Changes in Member’s Deficit Year Ended December 31, 2017 Member's Deficit Balance, January 1, 2017 $ (5,621,394) Net income 7,120,448 Distributions to member (8,651,943) Balance, December 31, 2017 $ (7,152,889) See notes to financial statements. 3

Universal Processing Services of Wisconsin, LLC and Subsidiary Statement of Cash Flows Year Ended December 31, 2017 Cash flows from operating activities: Net income $ 7,120,448 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 707,883 Amortization of deferred financing costs 193,743 Changes in operating assets and liabilities: Restricted cash 89,487 Accounts receivable 419,900 Prepaid expenses and other current assets 90,830 Inventory 173,720 Accounts payable, accrued expenses and other current liabilities (1,633,711) Due to/from related parties 335,537 Net cash provided by operating activities 7,497,837 Cash flows used in investing activities: Purchase of customer merchant accounts (62,029) Net advances under notes receivable - related party (5,610,001) Purchase of fixed assets (237,846) Net cash used in investing activities (5,909,876) Cash flows from financing activities: Distributions to member (8,651,943) Proceeds from bank note payable 13,500,000 Deferred financing costs paid (268,393) Net cash provided by financing activities 4,579,664 Net increase in cash 6,167,625 Cash, beginning of year 7,898,628 Cash, end of year $ 14,066,253 Supplemental disclosure of cash flow information Interest paid $ 1,701,199 See notes to financial statements. 4

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 1. Organization, Description of Business, and Basis of Presentation Universal Processing Services of Wisconsin, LLC (“UPS-WI”), was organized as a limited liability company (“LLC”) under the laws of the State of Wisconsin and is a wholly-owned subsidiary of Newtek Business Services Holdco 1, Inc. (“Holdco”). As UPS-WI is a limited liability company, the liability of Holdco is limited to its capital account. UPS-WI and its wholly-owned subsidiary, UPSWI Sales, LLC (“UPS Sales”) are collectively hereinafter referred to as the “Company”. The Company markets credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other non-cash forms of payment. 2. Significant Accounting Policies Use of Estimates The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates, by their nature, are based on judgment and available information. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the reserve for chargeback losses. Financial Instruments The Company’s financial instruments include cash, accounts receivable, accounts payable and accrued expenses, residuals payable, notes receivable from a related party and a bank note payable. The carrying amounts of cash, accounts receivable, accounts payable and accrued expenses and residuals payable approximate fair value due to their short term maturities. The carrying amounts of notes receivable from a related party and bank note payable approximate fair value due to the variable interest rate they carry. Cash The Company maintains cash balances at financial institutions of high credit quality. As of December 31, 2017, cash deposits in excess of insured amounts totaled approximately $13,555,000. Restricted Cash Under the terms of the processing agreement between UPS-WI and its processing banks, UPS-WI maintains cash accounts as reserves against chargeback losses. As the Company receives fees from the processing bank, a certain percentage is allocated to the cash reserve account for certain merchants. 5

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 Inventory Inventory consists primarily of equipment to be installed in merchant locations to enable them to process electronic transactions. Inventory is stated at the lower of cost or market, which is determined on a FIFO (first in-first out) basis. Fixed Assets Fixed assets, which are comprised of telephone systems, software, website, computer equipment, credit card terminals, trucks and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of fixed assets is provided on a straight-line basis using estimated useful lives of the related assets. Amortization of leasehold improvements is provided on a straight-line basis using the lesser of the useful life of the asset, which generally is three to five years, or lease term. Goodwill and Customer Merchant Accounts Goodwill is not amortized but is instead subject to impairment testing, at least annually. Customer merchant accounts with finite lives are amortized over 66 months as discussed in Note 5. The Company considers the following to be some examples of indicators that may trigger an impairment review: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s fair market value for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the Company’s goodwill and customer merchant accounts, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These include estimation of future cash flows, which is dependent on internal forecasts, estimation of the long- term rate of growth for the Company, the period over which cash flows will occur, and determination of the Company’s cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and conclusion on impairment. Revenue Recognition Electronic Payment Processing Electronic payment processing and fee income is derived from the electronic processing of credit and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services as a percentage of each transaction dollar plus a flat fee per transaction. Certain merchant customers are charged miscellaneous fees, including fees for handling charge-backs or returns, monthly minimum fees, statement fees and fees for other miscellaneous services. Revenues derived from the electronic processing of MasterCard®, Visa® and Discover® sourced credit and debit card transactions are reported gross of amounts paid to sponsor banks. Interest Income Interest income is recorded on an accrual basis, when earned, based on the current lending rate in place. 6

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 Reserve for Losses on Merchant Accounts Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or, under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for charge-backs based primarily on historical experience and other relevant factors. The Company records reserves for charge-backs and contingent liabilities when such amounts are deemed to be probable and estimable. The required reserves may change in the future due to new developments, including, but not limited to, changes in litigation or increased charge-back exposure as the result of merchant insolvency, liquidation, or other reasons. The required reserves are reviewed periodically to determine if adjustments are required. Electronic Payment Processing Costs Electronic payment processing costs consist principally of costs directly related to the processing of merchant sales volume, including interchange fees, Visa®, MasterCard® and Discover® dues and assessments, bank processing fees and costs paid to third-party processing networks. Such costs are recognized at the time the merchant transactions are processed or when the services are performed. Two of the most significant components of electronic processing expenses include interchange and assessment costs, which are set by the credit card associations. Interchange costs are passed on to the entity issuing the credit card used in the transaction and assessment costs are retained by the credit card associations. Interchange and assessment fees are billed primarily as a percentage of dollar volume processed and, to a lesser extent, as a per transaction fee. In addition to costs directly related to the processing of merchant sales volume, electronic payment processing costs also include residual expenses. Residual expenses represent fees paid to third-party sales referral sources. Residual expenses are paid in accordance with contracted terms. These are generally linked to revenues derived from merchants successfully referred to the Company and that begin using the Company for merchant processing services. Such residual expenses are recognized in the Company’s statement of income. During the year ended December 31, 2017, the Company partnered with two sponsor banks for substantially all merchant transactions. Substantially all merchant transactions were processed by one merchant processor. Income Taxes The Company is a limited liability company (“LLC”) and therefore pays no corporate taxes. The Company’s income, instead, passes through to its member. Accordingly, no liability for Federal, State and/or local income taxes has been recorded in the accompanying financial statements. As a wholly-owned subsidiary of Holdco, the Company evaluated its tax positions at year end, and based on its analysis, determined that there were no uncertain tax positions. The Company’s U.S. Federal and State income tax returns prior to fiscal 2014 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. 7

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 Subsequent Events The Company has evaluated subsequent events for potential recognition and/or disclosure through March 13, 2018, the date these financial statements were available to be issued. 3. Fixed Assets The Company’s fixed assets are comprised of the following at December 31, 2017: Accumulated Depreciation Net Book Cost and Amortization Value Telephone systems $ 62,828 $ 51,110 $ 11,718 Software 651,156 441,975 209,181 Leasehold improvements 97,150 65,804 31,346 Computer equipment 96,796 87,796 9,000 Terminals 285,214 142,137 143,077 Trucks 24,576 3,277 21,299 Website 5,205 5,205 - Totals $ 1,222,925 $ 797,304 $ 425,621 Depreciation and amortization expense related to fixed assets for the year ended December 31, 2017 was approximately $214,000. 4. Goodwill The carrying value of goodwill at December 31, 2017 is approximately $1,908,000. The Company performed a qualitative assessment to determine if it is more likely than not that the Company’s fair value is less than its carrying amount. Based on its qualitative assessment, the Company determined that goodwill was not impaired at December 31, 2017 and no further assessment was required. 5. Customer Merchant Accounts The net carrying value of customer merchant accounts is approximately $760,000 which consists of approximately $2,806,000 of gross costs, net of accumulated amortization of approximately $2,046,000 at December 31, 2017. Customer merchant accounts are being amortized over 66 months. Total amortization expense of customer merchant accounts using the sum of the year’s digits was approximately $494,000. Total expected amortization expense for the next five fiscal years and thereafter is as follows: 8

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 Year Ending December 31, 2018 $ 371,530 2019 242,330 2020 121,287 2021 22,884 2022 1,980 Thereafter - $ 760,011 6. Bank Note Payable, Net of Deferred Financing Costs In June 2015, the Company, Newtek Technology Solutions, Inc. (“NTS”) and Premier Payments LLC (“Premier”), all subsidiaries of Holdco, collectively as “Borrowers” entered into a Credit and Guarantee Agreement (the “Agreement”) with Goldman Sachs Bank USA which extended a multi draw term loan facility (the “Facility”) up to an aggregate principal amount of $38,000,000. In June 2017, the Company amended the terms of the Agreement to extend the term of the Facility to June 2021 as well as increase the aggregate principal amount of the Facility to $50,000,000. Furthermore, the amendment of the Agreement added banc-serv Partners, LLC (“banc-serv”) and Small Business Lending, LLC (“SBL”), which are both owned by Holdco’s parent, Newtek Business Services Corp. (“Newtek”), as Borrowers. Concurrent with the increase in the aggregate principal balance, the Company borrowed an additional $18,000,000 under the Facility. The total outstanding balance under the Facility as of December 31, 2017 was $40,000,000. The Borrowers are collectively liable for the outstanding balance under the Facility. All assets of the Borrowers are pledged as collateral under the Agreement and the Facility is guaranteed by Newtek. The Facility provides for monthly/quarterly interest only payments with total principal due at maturity. The Facility matures in June 2021. Borrowings under the facility are classified either as a “Base Rate Loan” or a “LIBOR Rate Loan” at the Company’s election. Each LIBOR Rate Loan shall bear interest on the outstanding balance at a rate equal to (a) the greater of LIBOR or 50 basis points plus (b) 6%, and each Base Rate Loan shall bear interest on the outstanding balance at a rate equal to (y) the greater of the Prime Rate or 350 basis points, plus (z) 5%. The effective interest rate at December 31, 2017 was 7.69%. The Company may make principal payments within 24 months of the closing date and pay a prepayment premium based on a percentage of the principal outstanding as defined in the Agreement. After 24 months, principal may be repaid under no penalty. The Agreement requires certain restrictive covenants for which the Company is in compliance with as of December 31, 2017. At December 31, 2017, the Company had approximately $30,499,000 of total borrowings outstanding under the Facility. Interest expense and amortization of deferred financing costs for the year ended December 31, 2017 was approximately $2,085,000. Outstanding borrowings under the Bank note payable consisted of the following at December 31, 2017: Principal $ 30,498,694 Unamortized deferred financing costs (641,815) Net carrying amount $ 29,856,879 9

Universal Processing Services of Wisconsin, LLC and Subsidiary
Notes to Financial Statements
Year Ended December 31, 2017

7. Notes Receivable – Related Party

The Company had $6,110,000 outstanding on its revolving line of credit with Newtek, at December 31, 2017. The line, which matures in June 2021, allows for maximum borrowings of $50,000,000 and bears interest at a rate equal to that in effect under the Company's Facility, at any given time. The Company recorded related party interest income of approximately $589,000 during the year ended December 31, 2017. At December 31, 2017 there was approximately $85,000 in accrued interest income under the line.

8. Related Party Transactions

The Company earned electronic payment processing revenue of approximately $91,000 from Premier. The Company incurred residual expenses totaling approximately $3,922,000 from several related parties. In addition, the Company incurred gateway fees of approximately $121,000 from Secure Cyber Gateway Services, LLC, and breach insurance costs of approximately $332,000 from Newtek Insurance Agency, LLC, which are included in electronic payment processing costs – related parties on the statement of income. Salaries and overhead costs of approximately $147,000 charged from NTS are included in salaries and benefits. Payroll processing costs of approximately $21,000 from PMTWorks Payroll, LLC and managed technology services of approximately $161,000 from NTS are included in other general and administrative costs. At December 31, 2017, total amounts due to and due from related parties are approximately $586,000 and $103,000, respectively.

Included in salaries and benefits are charges from Newtek related to salaries for management and certain other employees that perform services for the Company. Total amounts allocated to the Company for the year ended December 31, 2017, were approximately $407,000.

During the year ended December 31, 2017, the Company purchased approximately $66,000 of customer merchant accounts from a related party.

The Company's parent, Holdco, and Newtek are both guarantors of the Facility with Goldman Sachs Bank USA.

9. Commitments and Contingencies

Operating Commitments

The Company entered into noncancellable operating leases for office facilities with future rentals as follows:

Year Ending December 31,		
2018	$	54,543
2019		56,239
2020		52,978
	$	163,760

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Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 Total rent expense for the year ended December 31, 2017 was approximately $288,000. Under the amended terms of a Service Agreement, amended terms of a Merchant Program Processing Agreement, amended terms of a Preferred Card Agreement, and amended terms of a Marketing Agreement, UPS-WI is required to pay minimum fees of $4,200,000 in total under these agreements during the period January 1, 2017 through December 31, 2017. The term of the Service agreement was extended to December 31, 2018. The Merchant Program Processing Agreement initial term was extended to November 30, 2018 and renews automatically each year. The Marketing Agreement initial term was extended to May 31, 2018 and renews automatically each two years for two year terms. The Preferred Card Agreement initial term was extended to April 30, 2018 and renews automatically for six-month terms. Under the terms of an Independent Sales Organization Agreement and Member Services Provider Agreement between UPS-WI and one of their sponsoring banks, UPS-WI is required to pay monthly minimum fees of $10,000 during the term of the agreement. The Company exceeded the monthly minimum required amount under the agreement for the year ended December 31, 2017. The agreement renews automatically annually. Under the amended terms of a Processing Services Agreement between UPS-WI and one of their front-end processors, UPS-WI is required to pay a quarterly minimum of $68,000 during the term of the amended agreement. The Company’s fee payments for the 12-month period ended December 31, 2017, exceeded the minimum required amount under these agreements. The agreement expires July 2018. Litigation In 2013, the Federal Trade Commission (the “FTC”) amended an existing complaint in the matter Federal Trade Commission v. WV Universal Management, LLC et al., in the United States District Court for the Middle District of Florida (the “Court”), to add UPS-WI as an additional defendant on one count of providing substantial assistance in violation of the Telemarketing Sales Rule. On November 18, 2014, the Court issued an Order granting the FTC’s motion for summary judgment against UPS-WI on the single count. Subsequently, the FTC filed motions for a permanent injunction and equitable monetary relief against UPS-WI and the other remaining defendants. Prior to the Court hearing on the motions, UPS-WI and the FTC reached a settlement on the FTC’s motion for a permanent injunction. On May 19, 2015, the Court entered an equitable monetary judgment against UPS-WI for $1,735,000. The $1,735,000 was fully expensed in 2014 by UPS-WI. On June 14, 2016, the United States Court of Appeals for the Eleventh Circuit vacated the Court’s order awarding joint and several liability for equitable monetary relief in the amount of $1,735,000 against UPS-WI, and remanded the case to the Court for findings of fact and conclusions of law as to whether and why UPS-WI should be jointly and severally liable for restitution, and in what amount, if any. On October 26, 2016, the Court entered an equitable monetary judgment against UPS-WI for $1,735,000. On December 13, 2017, the United States Court of Appeals for the Eleventh Circuit affirmed the Court’s order awarding joint and several liability for equitable monetary relief against UPS-WI. UPS-WI intends to file a petition for a writ of certiorari requesting that the United States Supreme Court review the judgment. In September 2014, UPS-WI instituted an action against a former independent sales agent in Wisconsin state court for, among other things, breach of contract. The former sales agent answered 11

Universal Processing Services of Wisconsin, LLC and Subsidiary Notes to Financial Statements Year Ended December 31, 2017 the complaint and filed counterclaims against UPS-WI. Following UPS-WI’s successful appeal of several of the court’s rulings, the action has been assigned to a new judge for further proceedings. UPS-WI intends to vigorously pursue its claims against the former sales agent and defend the counterclaims asserted. 12